EAST\201610137.2

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TILRAY BRANDS, INC.

March 20, 2023

The undersigned, for the purposes of amending and restating the certificate of incorporation of Tilray Brands, Inc. (the “Corporation”), does hereby certify that:

ONE: The present name of the Corporation is Tilray Brands, Inc. The Corporation was originally incorporated under the name “Tilray, Inc.,” by the filing of the original certificate of incorporation of the Corporation (the “Original Certificate”) with the Secretary of State of the State of Delaware on January 24, 2018, thereby causing the Corporation to become organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

TWO: The amended and restated certificate of incorporation of the Corporation (the “First Amended and Restated Certificate”), which amended and restated in its entirety the Original Certificate, was filed with the Secretary of State of the State of Delaware on July 23, 2018.

THREE: The amended and restated certificate of incorporation of the Corporation (the “Second Amended and Restated Certificate”), which amended and restated in its entirety the First Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on December 12, 2019.

FOUR: The certificate of retirement of Class 1 common stock of the Corporation (the “Certificate of Retirement”), which amended certain provisions of the Second Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on October 1, 2020.

FIVE: The certificate of amendment (the “First Certificate of Amendment”), which amended certain provisions of the Second Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on September 10, 2021.

SIX: The second certificate of amendment (the “Second Certificate of Amendment”), which amended certain provisions of the Second Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on January 10, 2022, and a Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation” and together with the Second Amended and Restated Certificate, as amended by the Certificate of Retirement, the First Certificate of Amendment and the Second Certificate of Amendment, the “Existing Certificate”), which designated 120,000 shares of Preferred Stock as “Series A Preferred Stock” that have already automatically converted into shares of Common Stock in accordance with the terms of the Certificate of Designation, was filed with the Secretary of State of the State of Delaware on February 12, 2023.

SEVEN: This third amended and restated certificate of incorporation (this “Amended and Restated Certificate of Incorporation” or “Restated Certificate”), which amends and restates the Existing Certificate in its entirety, was duly adopted in accordance with Sections 242 and 245 of the DGCL, and by the Corporation’s stockholders in accordance with Section 212 of the DGCL.

EIGHT: This Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware (the “Effective Time”).

NINE: The Existing Certificate is hereby amended and restated to read as follows:

I.

The name of this corporation shall be Tilray Brands, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is to be 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

IV.

A.

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is Nine Hundred Ninety Million (990,000,000) shares of which Nine Hundred Eighty Million (980,000,000) shares shall be Common Stock (“Common Stock”), and Ten Million (10,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share, and the Common Stock shall have a par value of $0.0001 per share.

Immediately upon the Effective Time, and without any further action on the part of the Company or its stockholders, each share of Class 2 common stock, par value $0.0001 per share, of the Company issued and outstanding prior to the Effective Time, shall automatically be reclassified as one fully paid and nonassessable share of Common Stock.

B.

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of Common Stock, or Preferred Stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock (a “Certificate of Designation”).

C.

The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The board of directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

D.	Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1.	Definitions. For purposes of this Article IV(D), the following definitions shall apply:

(a.)

“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Company’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Company), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Company and any direct or indirect subsidiary or subsidiaries of the Company shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Company with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent (50%) of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Company immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction; and (iii) the recapitalization, liquidation, dissolution, or other similar transaction involving the Company, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Company immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction.

(b)

“Distribution” means (i) any dividend or distribution of cash, property or shares of the Company’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

(c)

“IPO” means the Company’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company.

2.	Rights relating to Distributions, Subdivisions, Combinations and Change of Control.

(a)

Any Distributions paid or payable to the holders of shares of Common Stock shall be paid pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such Distribution; provided, however, that in the event a Distribution is paid in the form of Common Stock (or any option, warrant, conversion right or contractual right of any kind to acquire shares of Common Stock), then the holders of Common Stock shall receive Common Stock (or any option, warrant, conversion right or contractual right of any kind to acquire shares of Common Stock).

(b)

In connection with any Change in Control Transaction, shares of Common Stock shall be treated equally, identically and ratably, on a per-share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company.

3.	Voting Rights.

(a)	Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

(b)	General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and Common Stock shall vote together and not as separate series or classes.

V.

A.	The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B.

To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL and, if applicable, Section 317 of the California General Corporation Law. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

C.

Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability or indemnification.

D.

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, the certificate of incorporation or the Bylaws of the Company; or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Section D of Article V.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. Board of Directors.

1.

Generally. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

2.	Election.

(a)

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the IPO, and for so long as permitted by applicable law, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the closing of the IPO, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the IPO, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the IPO, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

(b)

At any time that applicable law prohibits a classified board as described in Article VI, Section (A)(2)(a), all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

(c)

No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(d)

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.

Removal of Directors. Subject to any limitations imposed by applicable law, any individual director or directors may be removed (a) with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, or (b) with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

4.

Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.

Stockholder Actions. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and action shall be taken by the stockholders by written consent or electronic transmission. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

C.

Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

VII.

A.

The Company renounces any interest or expectancy of the Company or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity about which a Dual Role Person acquires knowledge. A Dual Role Person shall have no duty to communicate or offer to the Company or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to the Investment Fund, shall not be prohibited from communicating or offering any Dual Opportunity to the Investment Fund, and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Company, as the case may be, resulting from (i) the failure to communicate or offer to the Company or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to the Investment Fund or (ii) the communication or offer to the Investment Fund of any Dual Opportunity, so long as (x) the Dual Opportunity does not become known to the Dual Role Person expressly and solely in his or her capacity as a director or officer of the Company, and (y) the Dual Opportunity is not presented by the Dual Role Person to any party other than the Investment Fund and the Dual Role Person does not pursue the Dual Opportunity individually.

B.

In addition to and notwithstanding the foregoing provisions of this Article VII, the Company renounces any interest or expectancy of the Company or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Company is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article VII shall amend or modify in any respect any written contractual agreement now existing or entered into after the date hereof between the Investment Fund, on the one hand, and the Company or any of its Affiliated Companies, on the other hand.

C.	For purposes of this Article VII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, the Company and any Investment Fund are deemed not to be Affiliates.

“Affiliated Company” means (i) with respect to the Company, any Person controlled by the Company and (ii) with respect to an Investment Fund, any Person controlled by such Investment Fund. For purposes of the foregoing definition, the term “controlled by” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, the Company and any Investment Fund are deemed not to be Affiliated Companies.

“Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for both the Investment Fund or its Affiliated Companies, on the one hand, and the Company or any of its Affiliated Companies, on the other hand.

“Dual Role Person” means any individual who is an officer or director of the Company and an officer, director, or general partner of the Investment Fund.

“Investment Fund” means one or more Persons (other than the Company and any Affiliated Company of the Company) which a Dual Role Person has established or may in the future establish (together with other Dual Role Persons or other Persons) for purpose of pursuing investment opportunities in areas broadly similar to the areas of the Company’s current and anticipated business focus.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

D.

The provisions of this Article VII shall have no further force or effect with respect to the Investment Fund at such time as (i) the Company and the Investment Fund are no longer Affiliates and (ii) none of the directors and/or officers and/or general partners of the Investment Fund serve as directors and/or officers of the Company and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of the provisions of this Article VII with respect to any agreement, arrangement or other understanding between the Company or an Affiliated Company thereof, on the one hand, and the

Investment Fund, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

E.

Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Company shall be deemed to have notice and to have consented to the provisions of this Article VII.

F.

The invalidity or unenforceability of any particular provision, or part of any provision, of this Article VII shall not affect the other provisions or parts hereof, and this Article VII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

VIII.

A.

The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.

Notwithstanding any other provisions of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Restated Certificate or any Certificate of Designation, the affirmative vote of either (a) the holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally at an election of directors, voting together as a single class or (b) the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VIII.

* * * *

TEN: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

ELEVEN: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of this Corporation.

Tilray Brands, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by the undersigned officer, thereunto duly authorized, as of the date first set forth above.

TILRAY BRANDS, INC.
/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: Global General Counsel and Corporate Secretary